FUND ACCOUNTING AGREEMENT

            AGREEMENT made this 1st day of October, 1996, between IBJ FUNDS TRUST (the "Trust"), a Delaware business trust, and BISYS FUND SERVICES, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Delaware.

            WHEREAS, the Trust desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Trust, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

            WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement;

            NOW,  THEREFORE,   in  consideration  of  the  mutual  premises  and
covenants herein set forth, the parties agree as follows:

            1.  SERVICES AS FUND ACCOUNTANT; CONVERSION TO SERVICES.

            The Trust hereby engages Fund Accountant to perform fund accounting services as set forth in this Section 1 (collectively, the "Services"), and, in connection therewith, the Trust agrees to convert to Fund Accountant's data processing systems and software (the "BISYS System") as necessary in order to receive the Services. The Trust shall cooperate with Fund Accountant to provide Fund Accountant with all necessary information and assistance required to successfully convert to the BISYS System. Fund Accountant shall provide the Trust with a schedule relating to such conversion and the parties agree that the conversion may progress in stages. The date upon which all Services shall have been converted to the BISYS System shall be referred to herein as the "Conversion Date." Fund Accountant hereby accepts such engagement and agrees to perform the Services commencing, with respect to each individual Service, on the date that the conversion of such Service to the BISYS System has been completed. Fund Accountant shall determine in accordance with its normal acceptance procedures when the applicable Service has been successfully converted.

                (a) MAINTENANCE OF BOOKS AND RECORDS.  Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                    (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

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                    (ii)    General and auxiliary ledgers  reflecting all asset,
                            liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

                    (iii)   Separate  ledger  accounts  required  by  subsection
                            (b)(2)(ii) and (iii) of the Rule; and

                    (iv)    A  monthly  trial  balance  of all  ledger  accounts
                            (except   shareholder   accounts)   as  required  by
                            subsection (b)(8) of the Rule.

                (b) PERFORMANCE OF DAILY ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                    (i)     Calculate  the net asset  value per share  utilizing
                            prices  obtained  from  the  sources   described  in
                            subsection 1(b)(ii) below;

                    (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                    (iii) Verify and reconcile with the Fund's custodian all daily trade activity;

                    (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                    (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                    (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                    (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                    (viii)  Amortize   premiums   and   accrete   discounts   on
                            securities purchased at a price other than face value, if requested by the Trust;

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                    (ix)    Update  fund  accounting   system  to  reflect  rate
                            changes,   as  received  from  a  Fund's  investment
                            adviser, on variable interest rate instruments;

                    (x)     Post Fund transactions to appropriate categories;

                    (xi)    Accrue   expenses   of  each   Fund   according   to
                            instructions     received     from    the    Trust's
                            Administrator;

                    (xii)   Determine the  outstanding  receivables and payables
                            for  all  (1)  security   trades,   (2)  Fund  share
                            transactions and (3) income and expense accounts;

                    (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                    (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

                (c) SPECIAL REPORTS AND SERVICES.

                    (i) Fund Accountant may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                    (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                (d) ADDITIONAL  ACCOUNTING SERVICES.  Fund Accountant shall also perform the following additional accounting services for each Fund:

                    (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                            Statement of Assets and Liabilities,
                            Statement of Operations,
                            Statement of Changes in Net Assets, and
                            Condensed Financial Information;

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                    (ii)    Provide accounting information for the following:

                            (A) federal and state income tax returns and federal
                                excise tax returns;

                            (B) the  Trust's   semi-annual   reports   with  the
                                Securities and Exchange Commission ("SEC") on Form N-SAR;

                            (C) the Trust's  annual,  semi-annual  and quarterly
                                (if any) shareholder reports;

                            (D) registration  statements  on Form N-1A and other
                                filings relating to the registration of Shares;

                            (E) the  Administrator's  monitoring  of the Trust's
                                status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                            (F) annual  audit by the Trust's  auditors;  and (G)
                                examinations performed by the SEC.

                            (G) examinations performed by the SEC.

            2.  SUBCONTRACTING.

                Fund Accountant may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 6 hereof, for all acts of such subcontractor as if such acts were its own.

            3.  COMPENSATION.

                Commencing on the Conversion Date, the Trust shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

            4.  REIMBURSEMENT OF EXPENSES.

                In addition  to paying Fund  Accountant  the fees  described  in
Section 3 hereof, the Trust agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

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                (a) All freight and other delivery and bonding charges  incurred by Fund Accountant in delivering materials to and from the Trust;

                (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Trust, the Trust's investment advisor or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

                (c) The cost of obtaining  security  market  quotes  pursuant to
                    Section l(b)(ii) above;

                (d) The cost of  microfilm  or  microfiche  of  records or other materials;

                (e) Any  expenses  Fund  Accountant  shall  incur at the written
                    direction  of  an  officer  of  the  Trust   thereunto  duly
                    authorized; and

                (f) Any  additional   expenses   reasonably   incurred  by  Fund
                    Accountant in the performance of its duties and obligations under this Agreement.

            5.  EFFECTIVE DATE.

                This Agreement shall become effective with respect to a Fund as of the date first written above.

            6.  TERM.

                The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on the date that is one year after the Conversion Date. This Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's costs for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, in exchange for payment of its costs, Fund Accountant will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and, upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

                If during the Initial Term, for any reason other than (i) nonrenewal or (ii) termination based upon a material breach of this Agreement, Fund Accountant is replaced as Fund Accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to Fund Accountant equal to the balance due Fund Accountant for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that (i) the asset level of the Trust on the date Fund Accountant is replaced, or a third party is added, will remain constant for the balance of the contract term and (ii) such payment shall be based upon the actual fee being charged on such date (which may or may not be lower than the contractual fee amount).

            7.  STANDARD  OF  CARE;   RELIANCE  ON  RECORDS  AND   INSTRUCTIONS;
                INDEMNIFICATION.

                Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

                Fund Accountant agrees to indemnify and hold harmless the Trust, its employees, agents, Trustees, officers and nominees from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement; provided, that, prior to confessing any claim against it which may be the subject of this indemnification, the Trust shall give Fund Accountant written notice of and a reasonable opportunity to defend against said claim in its own name or in the name of the Trust.

            8.  RECORD RETENTION AND CONFIDENTIALITY.

                Fund Accountant shall keep and maintain on behalf of the Trust all books and records which the Trust and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

            9.  UNCONTROLLABLE EVENTS.

                Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

            10. REPORTS.

                Fund Accountant will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto.

            11. RIGHTS OF OWNERSHIP.

                All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

            12. RETURN OF RECORDS.

                Fund Accountant may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

            13. REPRESENTATIONS OF THE TRUST.

                The Trust certifies to Fund Accountant that: (1) as of the close of business on each Conversion Date, each Fund that is in existence as of the Conversion Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

            14. REPRESENTATIONS OF FUND ACCOUNTANT.

                Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

            15. INSURANCE.

                Fund Accountant shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

            16. INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS.

                The Trust has furnished to Fund Accountant the following:

                (a) Copies of the  Declaration  of Trust of the Trust and of any
                    amendments thereto, certified by the proper official of the state in which such document has been filed.

                (b) Copies of the following documents:

                    (i)     The Trust's Bylaws and any amendments thereto; and

                    (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Fund Accountant thereunder.

                (c) A list of all  the  officers  of the  Trust,  together  with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                (d) Two copies of the  Prospectuses and Statements of Additional
                    Information for each Fund.

            17. INFORMATION FURNISHED BY FUND ACCOUNTANT.

                (a) Fund Accountant has furnished to the Trust the following:

                    (i)     Fund Accountant's Articles of Incorporation; and

                    (ii)    Fund Accountant's Bylaws and any amendments thereto.

                (b) Fund  Accountant  shall,  upon  request,  furnish  certified copies of corporate actions covering the following matters:

                    (i) Approval of this Agreement, and authorization of a specified officer of Fund Accountant to execute and deliver this Agreement; and

                    (ii) Authorization of Fund Accountant to act as fund accountant for the Trust and to provide accounting services for the Trust.

            18. AMENDMENTS TO DOCUMENTS.

                The Trust shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Trust first obtains Fund Accountant's approval of such amendments or changes.

            19. COMPLIANCE WITH LAW.

                Except  for the  obligations  of Fund  Accountant  set  forth in
Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Trust's Shares. The Trust represents and warrants that no Shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

            20. NOTICES.

                Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at IBJ Schroder Bank & Trust Co., One State Street, New York, New York 10004, Attn: Dennis Buchert, with a copy to Steven Howard, Esq., Baker & McKenzie, 805 Third Avenue, New York, New York 10022; if to Fund Accountant, to it at 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

            21. HEADINGS.

                Paragraph   headings  in  this   Agreement   are   included  for
convenience only and are not to be used to construe or interpret this Agreement.

            22. ASSIGNMENT.

                This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

            23. GOVERNING LAW.

                This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        IBJ FUNDS TRUST

                                        By: /s/ John J. Pileggi
                                        -----------------------
                                                John J. Pileggi

                                        Title: President

                                        BISYS FUND SERVICES, INC.

                                        By: /s/ J. David Huber
                                        ----------------------
                                                J. David Huber

                                        Title: Executive Vice President

                                                          Dated: October 1, 1996

                                   SCHEDULE A

                        TO THE FUND ACCOUNTING AGREEMENT

                                     BETWEEN

                                 IBJ FUNDS TRUST

                                       AND

                           BISYS FUND SERVICES, INC..

                                      FEES

Effective as of the Conversion Date, Fund Accountant shall be entitled to receive a fee from each Fund in accordance with the following schedule:

A monthly fee of $2,500 per Fund plus out-of-pocket expenses, as described in Section 4.



IBJ FUNDS TRUST                        BISYS FUND SERVICES, INC.

By: /s/ John J. Pileggi                By: /s/ J. David Huber
-----------------------                ----------------------
        John J. Pileggi                           David Huber

President